EXHIBIT 99.1

BJ’s Restaurants, Inc. Provides Business Update

HUNTINGTON BEACH, Calif., June 11, 2020 (GLOBE NEWSWIRE) -- BJ’s Restaurants, Inc. (NASDAQ: BJRI) today is providing a business update to highlight its recent and ongoing progress recovering from the impact of COVID-19.

The Company’s sales have continued to steadily improve with dining rooms re-opening and off-premise sales remaining elevated. As of today, the Company has re-opened dining rooms in 178 of its restaurants throughout 24 states. Additionally it has begun re-opening certain temporarily closed restaurants. The Company expects to have 208 restaurants operating this week, with dining rooms opened at more than 85% of the locations.

Fiscal 2020 second quarter comparable restaurant sales through June 9, 2020 have declined approximately 64%, including the impact of full or partial closures due to recent demonstrations across the United States. For the week ended June 9, 2020, comparable restaurant sales were down 42.6% and average weekly sales were approximately $64,900, including the impact of 41 restaurants that were operating on limited hours or closed due to the nationwide demonstrations. For restaurants with re-opened dining rooms that were not impacted by curfews or closures, sales volumes during the week ended June 9, 2020, recovered to approximately 70% of comparable prior year levels with average weekly sales of approximately $75,000. Off-premise sales at these restaurants remain at more than 70% of levels before dining rooms began re-opening. At current sales levels and more dining rooms scheduled to re-open over the next few weeks, the Company will return to generating positive cash flow.

“Early results from our re-opened dining rooms are encouraging, with double-digit weekly sequential sales increases over the last four weeks,” commented Greg Trojan, Chief Executive Officer. “Our guests are returning in increasing numbers to dine with us at BJ’s. We are seeing a strong appreciation for the safety measures and precautions we have implemented for them and our team members, including our new touchless digital menus and mobile pay options. As our dining rooms re-open, we continue to bring back furloughed team members and we look forward to bringing back even more as additional dining rooms open in the next several weeks.”

About BJ’s Restaurants, Inc.
BJ’s Restaurants, Inc. (“BJ’s”) is a national brand with brewhouse roots and a menu where craft matters. BJ’s broad menu with over 140 offerings has something for everyone: slow-roasted entrees, like prime rib, BJ’s EnLIGHTened Entrees® including Cherry Chipotle Glazed Salmon, signature deep dish pizza and the often imitated, but never replicated world-famous Pizookie® dessert. BJ’s has been a pioneer in the craft brewing world since 1996, and takes pride in serving BJ’s award-winning proprietary handcrafted beers, brewed at its brewing operations in five states and by independent third-party craft brewers. The BJ’s experience offers high-quality ingredients, bold flavors, moderate prices, sincere service and a cool, contemporary atmosphere. Founded in 1978, BJ’s owns and operates 209 casual dining restaurants in 29 states: Alabama, Arizona, Arkansas, California, Colorado, Connecticut, Florida, Indiana, Kansas, Kentucky, Louisiana, Maryland, Massachusetts, Michigan, Nevada, New Jersey, New Mexico, New York, North Carolina, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, Tennessee, Texas, Virginia and Washington. All restaurants offer dine-in, take-out, delivery and large party catering. Due to the COVID-19 crisis, dine-in service is currently not available in approximately 15% of our restaurants and menu offerings and hours are limited. For more BJ’s information, visit http://www.bjsrestaurants.com.

Forward-Looking Statements Disclaimer
Certain statements in the preceding paragraphs and all other statements that are not purely historical constitute “forward-looking” statements for purposes of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. Such statements include, but are not limited to, those regarding our expected weekly operating costs and capital expenditures, our available liquidity, our cost cutting and capital preservation measures, and effects of the Covid-19 pandemic on our business. These “forward-looking” statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected or anticipated. Factors that might cause such differences include, but are not limited to: (i) the length and severity of the current Covid-19 pandemic and its effect on restaurant sales and operations, (ii) the effect of any governmental action or mandated employer-paid benefits in response to the Covid-19 pandemic, (iii) our ability to manage costs and reduce expenditures in a low or zero revenue environment, (iv) the availability of additional financing if and when required, and (v) numerous other matters discussed in the Company’s filings with the Securities and Exchange Commission, including its recent reports on Forms 10-K, 10-Q and 8-K. The “forward-looking” statements contained in this press release are based on current assumptions and expectations, and BJ’s Restaurants, Inc. undertakes no obligation to update or alter its “forward-looking” statements whether as a result of new information, future events or otherwise.

For further information, please contact Greg Levin of BJ's Restaurants, Inc. at (714) 500-2400 or JCIR at (212) 835-8500 or at bjri@jcir.com.